HFG CONSULTING, LLC
12890 HILLTOP ROAD
ARGYLE, TEXAS 76226
P: (972) 233-0300

April 15, 2014

Ms. Orsolya Peresztegi, President
SMSA Ballinger Acquisition Corp.
2591 Dallas Parkway, Suite 102
Frisco, Texas 75234

Re: Marketing Assistance

Dear Ms. Peresztegi:

The purpose of this letter is to acknowledge and confirm that HFG Consulting, LLC ("HFG"), for no consideration, shall introduce SMSA Ballinger Acquisition Corp. (the "Company") to its accounting, legal and consulting firm contacts located in Sao Paulo, Brazil and Santiago, Chile for the purpose of facilitating the efforts of the Company to assess market acceptance of its products in both Brazil and Chile. It is anticipated that HFG's contacts will work with the Company to formulate and execute a market acceptance evaluation program that will be used by the Company (i) to evaluate the merits of its business strategy and (ii) as a basis for discussions with slotting agents and product representatives that the Company may seek to engage to place its products in drug and other retail stores in Brazil and Chile.

It is anticipated that HFG's in-country relationships will provide their services for no additional consideration. However, the Company acknowledges and agrees that it will be solely responsible for all fees and expenses incurred by it or by other parties not associated with HFG that may be engaged with the Company's consent.

Sincerely,

Timothy P. Halter, Chairman

Acknowledged and accepted this 16 day of April 2014:

SMSA Ballinger Acquisition Corp.

Orsolya Peresztegi, President